Exhibit 10.1

March 2, 2010

Mr. Michael E. McGrath

15116 Vizcaya Drive

Dallas, TX 75248

Re:  Second Amendment to Terms and Conditions of Employment

Dear Michael:

This letter will evidence the terms and conditions relating to an amendment of the letter agreement entered into by Thomas Group, Inc. (the “Company”) and you dated February 19, 2008, as previously amended by the Amendment to Terms and Conditions of Employment  entered into by the Company and you and dated March 3, 2009 (the Employment Letter” ).

The Employment Letter is hereby amended so that Section 1(c) of the Employment Letter shall read in its entirety as follows:

1.              Time Commitment.  The Employment Letter is hereby amended so that Section 1 (c) of the Employment Letter shall read in its entirety as follows:

(c)   Time Commitment.  You shall devote substantially all of your business time and energy to your duties as Executive Chairman, Chief Executive Officer and President.

2.              Compensation.   The Employment Letter is hereby amended so that Section 1 (d) of the Employment Letter shall read in its entirety as follows:

(d) Compensation.  Your base salary for the 2010 annual period shall be $330,000.   This shall be payable in accordance with the Company’s standard policies and subject to standard withholdings and deductions.

3.              Restricted Share Award

The Compensation and Corporate Governance Committee of the Board of Directors of the Company has approved a grant to you of a total of up to 600,000 shares of restricted stock to be distributed to you over the course of 2010.  In accordance with and subject to the terms of the Restricted Share Award agreement governing such award, you will receive 150,000 shares on the last day of each quarter of 2010, provided that you remain employed by the Company in the roles of Executive Chairman, President and Chief Executive Officer on the last day of each quarter of 2010.

Initials	EE/MM

5221 N. O’Connor Blvd., Suite 500	Irving, TX 75039

4.              Annual Bonus.

Notwithstanding Section 2(c) of the Employment Letter, you will no longer be eligible for an annual bonus.

5.              Business Expenses.

The Company will continue to reimburse you for the travel, entertainment and other business expenses incurred by you in the performance of your duties in accordance with the Company’s policies applicable to senior executives as in effect from time to time.  The Company agrees to increase your reimbursement for the actual cost of first-class commercial airline fares for travel from your residences in Maine or Boston to Dallas, not to exceed $50,000 in a 12-month period.

6.              Ratification.

Except as amended or modified by this letter, the Employment Letter is hereby ratified by each of the parties hereto and shall remain in full force and effect in accordance with its terms.

7.              Counterparts.

This letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If you agree that the foregoing terms and conditions accurately evidence our agreement, please initial each page and sign and return this letter.

My best regards,

THOMAS GROUP, INC.

By:	/s/ Edward P. Evans
Edward P. Evans.
Director and Chairman of the Compensation and Corporate
Governance Committee

ACCEPTED AND AGREED:

/s/ Michael E. McGrath	March 9, 2010
Michael E. McGrath	Date

Initials	EE/MM